FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

THE CARLSTAR GROUP LLC
(A LIMITED LIABILITY COMPANY)

FOR THE YEAR ENDED DECEMBER 31, 2023

INDEPENDENT AUDITORS' REPORT

Board of Directors
The Carlstar Group LLC

Opinion
We have audited the consolidated financial statements of The Carlstar Group LLC (the Company), which comprise the consolidated balance sheet as of December 31, 2023, and the related consolidated statements of operations and comprehensive income, member’s equity and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.

•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ RSM US LLP
Nashville, Tennessee
April 17, 2024

2

THE CARLSTAR GROUP LLC
(A LIMITED LIABILITY COMPANY)

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME
(Dollars in millions)

December 31, 2023

Net revenues	$615.2

Costs and expenses
Cost of goods sold	470.1
Selling and administrative expenses	84.3
Research and development expenses	3.2
Other income, net	(56.1)

Earnings before interest and income taxes	113.7
Interest expense, net	33.8
Income before income taxes	79.9

Income tax expense	6.0
Net income	$73.9

Other comprehensive income
Change in foreign currency translation	1.7
Comprehensive income	$75.6

See accompanying Notes to these Consolidated Financial Statements.

THE CARLSTAR GROUP LLC
(A LIMITED LIABILITY COMPANY)

CONSOLIDATED BALANCE SHEET
(Dollars in millions except member unit amounts)

December 31, 2023

Assets
Current assets:
Cash and cash equivalents	$19.4
Accounts receivable, net	71.0
Inventories, net	139.9
Prepaid expenses and other current assets	3.5
Total current assets	233.8
Property, plant and equipment, net	74.1
Other intangible assets, net	3.6
Goodwill	5.1
Operating lease right-of-use assets	95.1
Finance lease right-of-use assets, net	0.7
Deferred income taxes	3.3
Total assets	$415.7

Liabilities and Member's Equity
Current liabilities:
Accounts payable	$66.7
Accrued expenses	38.1
Current portion of long-term debt	0.4
Total current liabilities	105.2
Deferred income taxes	2.9
Operating lease liabilities	89.8
Long-term debt, net	90.8
Total liabilities	288.7
Member’s equity:
Member's equity units ($1,000 par value per unit. 190,000 units authorized; 136,862 units outstanding at 2023)	132.4
Accumulated earnings	2.4
Accumulated other comprehensive loss	(7.8)
Total member's equity	127.0
Total liabilities and member's equity	$415.7

See accompanying Notes to these Consolidated Financial Statements.

THE CARLSTAR GROUP LLC
(A LIMITED LIABILITY COMPANY)

CONSOLIDATED STATEMENT OF MEMBER'S EQUITY
(Dollars in millions)

	Member's Equity Units		Accumulated Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total
	Units	Amount
Balance at December 31, 2022	136,812	$132.5	$(42.3)	$(9.5)	$80.7
Net Income	—	—	73.9	—	73.9
Repayment of member's equity units	(130)	(0.1)	—	—	(0.1)
Distribution to members	—	—	(29.2)	—	(29.2)
Other comprehensive income	—	—	—	1.7	1.7
Balance at December 31, 2023	136,682	$132.4	$2.4	$(7.8)	$127.0

See accompanying Notes to these Consolidated Financial Statements.

THE CARLSTAR GROUP LLC
(A LIMITED LIABILITY COMPANY)

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)	December 31, 2023
Operating activities
Net income	$73.9
Reconciliation of net income to cash flows provided by operating activities:
Depreciation & amortization	16.9
Debt extinguishment	6.5
(Gain) on sale-leaseback transaction	(56.2)
(Gain) on sale of property and equipment	(0.1)
Deferred taxes	0.7
Lease expenses	1.1
Changes in assets and liabilities:
Accounts receivable	17.4
Inventories	(1.8)
Accounts payable and accrued expenses	3.8
Other assets and liabilities	1.1
Net cash provided by operating activities	63.3

Investing activities
Capital expenditures	(15.9)
Proceeds from sale-leaseback transaction	76.4
Net cash provided by investing activities	60.5

Financing activities
Borrowings from new term loan lending facility, net	(217.3)
Borrowings from new asset based lending facility, net	95.0
Debt refinancing costs	(4.5)
Payments under finance lease obligations	(0.4)
Repayments of members equity units	(0.1)
Distributions to members	(29.2)
Net cash used in financing activities	(156.5)

Effect of exchange rate changes on cash and cash equivalents	1.7
Change in cash and cash equivalents	(31.0)
Cash and cash equivalents:
Beginning of year	50.4
End of year	$19.4

Noncash financing activities
Lease assets obtained in exchange for new operating lease liabilities	$89.0
Lease assets obtained in exchange for new finance lease liabilities	$0.3

Supplemental disclosures of cash flow information:
Cash paid for interest	$27.9
Cash paid for taxes	$5.9

See accompanying Notes to these Consolidated Financial Statements.

1. BACKGROUND AND DESCRIPTION OF BUSINESS

Ownership of the Company
The Carlstar Group LLC, formerly known as CTP Transportation Products, LLC (“the Company”), based in Franklin, Tennessee, is a wholly owned subsidiary of Carlstar Holdings LLC, formerly known as CTP Transportation Products Holdings LLC (“Holdings”), which is 76.6% owned by AIPCF V AIV C, L.P. and 15.9% owned by American Industrial Partners (“AIP”) Capital Fund V (co-invest), L.P., two partnerships established by AIP. Barclays Bank PLC holds 5% of the ownership of Holdings. Certain members of management collectively hold 2.5% of the ownership of the Holdings.

Description of the Business
The Company is a leading manufacturer and supplier of a comprehensive suite of specialty tires and wheels. The Company operates four manufacturing and nine distribution facilities worldwide (ten in the U.S., two in Canada, and one in China) in addition to a data center, sales offices in the Netherlands and Hungary, and its Franklin, TN based headquarters. The Company employed a total of approximately 2,250 employees as of the year ended December 31, 2023.

2. BASIS OF PRESENTATION

The consolidated financial statements included herein are prepared in conformity with accounting principles generally accepted in the United States. The financial statements reflect all adjustments of a normal recurring nature that are, in the opinion of management, necessary to present fairly our consolidated financial position, results of operations and cash flows.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All significant intercompany accounts and transactions and balances between operations within the Company have been eliminated in consolidation.

Use of Estimates, Risks and Uncertainties
The preparation of financial statements in conformity with accounting principles generally accepted in the United States (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
Cash and cash equivalents consist of cash and short term investments in bank accounts. Financial assets with original maturities of three months or less are included in cash equivalents.

Revenue Recognition
Revenue is recognized, in accordance with Accounting Standard Codification (ASC) Topic 606, Revenue from Contracts with Customers”, which provides a five-step model for recognizing revenue from contracts with customers as follows:

•Identify the contract with a customer
•Identify the performance obligations in the contract
•Determine the transaction price
•Allocate the transaction price to the performance obligations in the contract
•Recognize revenue when or as performance obligations are satisfied

The Company’s revenue is primarily derived from sales of tires and wheels to original equipment manufacturers and to aftermarket wholesale distributors and retailers primarily in the United States and Canada and to a lesser degree in Europe and Asia. Sales of the Company’s products are subject to economic conditions and may fluctuate based on changes in the industry, trade policies and financial markets.

The Company assesses the contract term as the period in which the parties to the contract have presently enforceable rights and obligations, and it is probable that the Company will collect substantially all of the consideration to which it is entitled.

Revenue from the sale of products is recognized upon transfer of control to the customer, which is typically upon shipment to the customer, however for certain contracts, transfer of control does not occur until the product is received by the customer or upon customer acceptance. All of the Company’s revenue from the sale of products is recognized at a point in time, and the Company does not have any contracts that include multiple performance obligations.

The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring its products to the customer. Revenue is recorded based on the transaction price, which includes fixed consideration and estimates of variable consideration such as early payment discounts, volume rebates, and rights of return.

Payment terms on invoiced amounts vary by region and customer, but are generally 30 to 90 days. In instances where the timing of revenue recognition differs from the timing of the right to invoice, the Company has determined that a significant financing component generally does not exist. The primary purpose of the Company’s invoicing terms is to provide customers with simplified and predictable ways of purchasing the products and not to receive financing from or provide financing to the customer.

The Company provides limited-assurance-type warranties for products. The warranty period typically extends for a limited duration following transfer of control of the products. Historically, warranty claims have not resulted in material costs incurred. The Company does not consider these warranties to be performance obligations.

The Company does not generally receive customer payments in advance of transfer of control of the product to the customer that would result in contract liabilities. Contract liabilities are immaterial as of December 31, 2023. Furthermore, because the Company does not generally have rights to consideration for work completed but not billed at the reporting date, the Company does not have any contract assets. Accounts receivable are not considered contract assets under the new revenue standard as contract assets are conditioned upon the Company's future satisfaction of a performance obligation. Accounts receivable, in contrast, are unconditional rights to consideration.

Sales taxes, value added taxes, and other taxes collected concurrently with revenue-producing activities are excluded from revenue.

Costs to Obtain a Contract
Costs of obtaining a contract, which generally include sales commissions, are not capitalized but are expensed in selling, general and administrative costs as incurred. The Company has elected to apply the practical expedient to expense costs of obtaining a contract as incurred as the expected amortization period is one year or less. The Company does not have any costs to fulfill a contract that qualify to be capitalized and are thus expensed as incurred.

Selling and Administrative Expenses
Selling and administrative expenses include wages and benefits related to the sales force, its administrative functions such as corporate management and other indirect costs not allocated to inventories, including a portion of depreciation and amortization. Selling and administrative expenses also includes corporate overhead charges and certain warehousing costs incurred related to distribution centers that are separately operated to facilitate shipments directly to customers.

Shipping and Handling Costs
Costs incurred to physically transfer product to customer locations are recorded as a component of cost of goods sold. Shipping and handling costs associated with outbound freight after control of a product has transferred to a customer are accounted for as a fulfillment cost and not as a separate performance obligation. Therefore, such items are accrued upon recognition of revenue. Charges passed on to customers are recorded in revenue.

Accounts Receivable and Allowances for Credit Loss and Sales Returns
Accounts receivables are reduced by an estimated allowance for credit loss. Estimate of credit losses are primarily developed based on historical losses, with adjustments for current economic conditions and, in some cases, evaluating specific customer accounts for risk of loss. Changes in economic conditions in specific markets in which the Company operates could have an effect on the required allowance for credit loss. Changes in our product offerings or production process could have an effect on the required allowance for sales returns. The allowance for credit loss and sales returns was $2.7 million as of December 31, 2023.

Inventories, net
Inventories are valued at the lower of acquisition cost or net realizable value, with cost determined on a weighted-average basis using the first-in, first-out method. The cost of inventories includes direct as well as certain indirect costs associated with the acquisition and production process. These costs include raw materials, direct and indirect labor and manufacturing overhead. Manufacturing overhead includes materials, depreciation, and amortization related to property, plant, and equipment and other intangible assets used directly and indirectly in the acquisition and production of inventory and costs related to the distribution network such as inbound freight charges, purchasing and receiving costs, inspection costs, warehousing costs, internal transfer costs, and other such costs associated with preparing the products for sale. The Company establishes reserves for obsolete or slow moving inventories based on inventory levels, expected selling prices, and customer demand.

Property, Plant and Equipment
Property, plant and equipment are recorded at cost. Depreciation is based upon the estimated useful lives of the respective assets, primarily using the straight-line method. The estimated asset residual value is taken into consideration in calculating depreciation. The estimated useful lives are as follows: Asset lives are 30 years for buildings, 15 years for building improvements, 5 to 12 years for machinery and equipment, 3 to 10 years for molds, 10 years for furniture and fixtures, 5 years for computer software and equipment, 3 to 5 years for automobiles, and the term of the lease for leasehold improvements and finance lease assets.

Long-Lived Assets
Long-lived assets or asset groups, including property, plant and equipment and amortizable intangible assets, are tested for impairment whenever events or circumstances indicate that the carrying amount of the asset or asset group may not be recoverable. For purposes of testing for impairment, long-lived assets are grouped and classified as held and used at the lowest level for which identifiable cash flows are largely independent of the cash flows from other assets and liabilities. The asset groupings vary based on the related business in which the long-lived asset is employed and the interrelationship between those long-lived assets in producing net cash flows, for example, multiple manufacturing facilities may work in concert with one another or may work on a stand-alone basis to produce net cash flows. Long-lived assets are utilized in multiple economic environments and the asset grouping reflects these various factors.

The operating and cash flow results of the long-lived assets and asset groups classified as held and used are monitored to identify whether events and circumstances indicate the remaining useful lives of those assets should be adjusted, or if the carrying value of those assets or asset groups may not be recoverable. In the event indicators of impairment are identified, undiscounted estimated future cash flows are compared to the carrying value of the long-lived asset or asset group. If the undiscounted estimated future cash flows are less than the carrying amount, the fair value of the asset or asset group is determined and an impairment charge is recorded in current earnings to the extent carrying value exceeds fair value. Fair values may be determined based on estimated discounted cash flows, by prices for like or similar assets in similar markets, or a combination of both. No impairment was recognized as of December 31, 2023.

Intangible Assets, net
Intangible assets are recognized and recorded at their acquisition date fair values. Intangible assets that are subject to amortization are amortized on a straight-line basis over their useful lives. The Company determines the useful lives of its customer relationship intangible assets based on multiple factors including the size and make-up of the acquired customer base, the expected dissipation of those customers over time, the Company’s own experience in the particular industry, the impact of known trends such as technological obsolescence, product demand or other factors, and the period over which expected cash flows are used to measure the fair value of the intangible asset at acquisition. The useful lives of the customer relationship intangible assets are periodically re-assessed when events or circumstances indicate that useful lives have significantly changed from the previous estimate. Other intangible assets are amortized over the term of the agreement, expected period of use, or legal term.

Goodwill
Goodwill results from business acquisitions and represents the excess of purchase price over the fair value of the assets acquired and liabilities assumed. The Company estimates the fair value of goodwill based on the income approach utilizing the discounted cash flow method. The Company tests the carrying amount of goodwill for impairment through a comparison with its fair value on an annual basis and between annual tests in certain circumstances when events indicate that impairment may exist. The Company has goodwill of $5.1 million as of December 31, 2023. The Company has elected to perform its annual analysis as of December 31st of each year. No impairment was noted at December 31, 2023 and there were no indicators of impairment at December 31, 2023.

Discounts and Deferred Financing Costs
Financing costs that are incurred by the Company in connection with the issuance of debt are deferred and amortized over the life of the underlying indebtedness using the effective interest method. For the year ended December 31, 2023, the Company recorded $1.4 million amortization related to the Carlyle Loan Facility. The Company wrote off $6.5 million unamortized deferred refinancing cost related to the Carlyle Loan Facility during 2023 as the Company paid off the facility in full. In addition, the Company recorded amortization related to the Ally ABL Facility of $0.1 million during the year ended December 31, 2023. Amortization is included as part of interest expense in the Company’s condensed consolidated statement of operations and comprehensive income.

Lease Arrangements
The Company determines if an arrangement is a lease at inception by evaluating if the asset is explicitly or implicitly identified or distinct, if the Company will receive substantially all of the economic benefit or if the lessor has an economic benefit and the ability to substitute the asset. Operating leases are included in other long-term assets, accrued expenses, and other long-term liabilities.

Right-of-use assets ("ROU assets") represent the Company's right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of fixed and known lease payments over the lease term. Variable payments are not included in the ROU asset or lease liability and can vary from period to period based on the use of an asset during the period or the Company's proportionate share of common costs. When determining the lease term, we include renewal or termination options that we are reasonably certain to exercise. As most of the Company's leases do not provide an implicit rate, the Company determines the appropriate incremental borrowing rates based on the information available at implementation date or lease commencement date for leases involving real properties. For leases related to personal properties, the Company uses risk free rates based on the information available at implementation date or lease commencement date in determining the present value of lease payments. Lease expense for lease payments is recognized on a straight-line basis over the lease term. Leases with an initial term of 12 months or less are not recorded on the balance sheet, and lease expense for these leases is recognized on a straight-line basis over the lease term. Refer to Note 11 for additional information regarding leases.

The Company accounts for sale-leaseback transactions with unrelated third parties at fair value. Third-party appraisal firms are used to determine the estimated fair value of each property sold. Property valuations generally involve the use of the cost approach, the sales comparison approach and the income approach, each of which requires management to make assumptions and to apply judgment to determine the estimated fair value of the property. These assumptions and judgments include, but are not limited to, replacement cost estimates, comparable sales adjustments, projected net operating income estimates and capitalization rates. Refer to Note 11 for additional information regarding sale-leaseback transactions.

Employee Benefits
Healthcare Benefits
The health benefits provided include medical and dental expenses and short-term disability benefits. Participants share in the cost of healthcare benefits. Active employees’ benefits are expensed as incurred.

401(k) Plan
The Company sponsors a 401(k) retirement savings plans in the U.S. and a number of defined contribution plans at foreign subsidiaries. The Company matches employee contributions in an amount equal to 100% of the first 3% and 50% of the next 2% of the employee’s compensation. The Company incurred $2.3 million during the year ended December 31, 2023 related to matching contributions.

Share-Based Compensation
Per the Amended and Restated Limited Liability Company Agreement of Holdings (the “Agreement”) Article 3.3, employees, officers, directors and other service providers of the Company are eligible to participate in the Company’s equity incentive plan

(the “Plan”). Pursuant to the Agreement, the number of Incentive Units (“Units”) of the Holdings common units permitted to be issued by the Company shall not exceed 22,000 units. The exercise price of the Incentive Units issued is the fair value of the underlying equity at the time of grant. Units have a contractual life of 10 years from the grant date, and vest over a four-year vesting period. The Units become fully vested and exercisable at the time of an Exit Transaction as defined in the Plan. A total of 16,133.13 units have been granted and are outstanding as of December 31, 2023 under the Plan. Recognition of share-based compensation expense is deferred and will be recognized upon the occurrence of an exit transaction.

Foreign Currency Translation
The functional currency for subsidiaries outside the United States is the currency of the primary economic environment in which the subsidiary operates. The functional currency of the operation in China and Europe is the U.S. Dollar, and for Canada is the Canadian Dollar. Assets and liabilities of operations, where the functional currency is not the U.S. Dollar, are translated at the exchange rate in effect at each balance sheet date. Income statement accounts are translated at the weighted average rate of exchange prevailing during the quarter. Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of shareholders’ equity in accumulated other comprehensive income. Gains and losses from foreign currency transactions and from the remeasurement of monetary assets and liabilities and associated income statement activity of foreign subsidiaries where the functional currency is the U.S. Dollar and the books are maintained in the local currency are included in other income, net.

Income Taxes
The Company has elected to be taxed as a partnership, with income taxes assessed primarily at the member level. However, all foreign subsidiaries of the Company continue to be subject to tax in their respective jurisdiction based on local country tax policies. The income tax provision was $6.0 million for the year ended December 31, 2023, which was primarily attributable to income before taxes from the Company’s foreign jurisdictions.

Deferred income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled.

New Accounting Standards Adopted
In June 2016, the FASB issued ASU 2016-13, "Measurement of Credit Losses on Financial Instruments," which changes accounting requirements for the recognition of credit losses from an incurred or probable impairment methodology to a current expected credit losses (CECL) methodology. The FASB issued subsequent amendments to the initial guidance in November 2019, April 2020 and May 2020 with ASU 2019-19, ASU 2020-04 and ASU 2020-05, respectively. Trade receivables (including the allowance for doubtful accounts) is the only financial instrument in scope for ASU 2016-13 currently held by the Company. The Company adopted this guidance prospectively on January 1, 2023 and it did not have a material effect on the Company’s consolidated financial statements.

New Accounting Standards Not Yet Effective
In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, which requires disclosure of disaggregated income taxes paid, prescribes standard categories for the components of the effective tax rate reconciliation, and modifies other income tax-related disclosures. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, may be applied prospectively or retrospectively, and allows for early adoption. The Company is in the process of evaluating the potential impact, if any, on the consolidated financial statements related to the adoption of this standard.

4. SHARE-BASED COMPENSATION

In December 2013, the Board of Directors of Holdings approved Incentive Units (“Units”) under the Amended and Restated Limited Liability Company Agreement (the “Agreement”). Under the Agreement, employees, officers, directors and other service providers of the Company are eligible to participate in the Company’s equity incentive plan (the “Plan”). Pursuant to the Agreement, the number of Units of the Holdings’ common units permitted to be issued by the Company shall not exceed 22,000 units. The exercise price of the Incentive Units issued is the fair value of the underlying equity at the time of grant. Units have a contractual life of 10 years from the grant date and vest over a four-year vesting period. The Units become fully vested and exercisable at the time of an Exit Transaction as defined in the Plan. A total of 16,133.13 units have been granted and are outstanding as of December 31, 2023 under the Plan. Recognition of share-based compensation expense is deferred and will be recognized upon the occurrence of an Exit Transaction.

Exercisability of the options is contingent upon the occurrence of an Exit Transaction of the Company. The Company could potentially recognize approximately $1.6 million of compensation expense if these performance targets are met or are expected by management to be achieved. The Company estimates the fair value of all equity awards at the closing price on the grant date by applying the Black-Scholes option-pricing valuation model. The application of this valuation model involves assumptions that are highly subjective, judgmental and sensitive in the determination of compensation cost.

There were no Units granted for the year ended December 31, 2023.

Peer group information is the basis for the selection of the expected volatility. The estimated expected term is the expected term the units are expected to remain outstanding. The risk-free interest rate is selected based upon yields of United States Treasury issues with a term equal to the expected term of the option being valued.

Incentive Unit activity for the year ended December 31, 2023 was as follows:

	Number of Shares	Weighted Average Exercise Price (in thousands)	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2022.......................	17,503.50	$839	3.84

Granted......................................................................	—
Forfeited....................................................................	(1,370.37)	1,000	1.89
Outstanding at December 31, 2023.......................	16,133.13	$341	1.69

Exercisable at December 31, 2023	16,133.13	$341	1.69

5. INCOME TAXES

Income Tax Disclosures
The Company’s income before tax from U.S. and non-U.S. operations amounted to $69.7 million and $10.2 million, respective, for the year ended December 31, 2023. The provision for income taxes is as follows:

Year Ended December 31,
(in millions)	2023
Current expense:
Domestic.................................................................................	$1.4
Foreign....................................................................................	3.9
Total current expense....................................................................	$5.3
Deferred expense (benefit)
Domestic.................................................................................	0.9
Foreign....................................................................................	(0.2)
Total deferred.................................................................................	0.7
Total expense ................................................................................	$6.0

A reconciliation of the tax provision for continuing operations computed at the U.S. federal statutory rate to the actual tax provision is as follows:

Year Ended December 31,
(in millions)	2023

Taxes at the 21% U.S. statutory rate...........................................	$16.8
Taxes attributable to non-taxable entities..................................	(14.7)
State and local taxes......................................................................	1.4
Benefit of foreign earnings taxed at lower rates........................	0.3
Permanent items.............................................................................	1.4
Other................................................................................................	0.8
Tax expense from continuing operations...................................	$6.0

Deferred tax assets and (liabilities) are classified as long-term consistent with the requirements of ASU 2015-17, Income Taxes
(Topic 740): Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). Foreign deferred tax assets and liabilities are analyzed on a jurisdictional basis, and are related to the following at December 31:

December 31,
(in millions)	2023
Deferred tax assets
Inventory allowance......................................................................	$0.2
Accrued expenses.........................................................................	0.7
Depreciation of long-lived assets...............................................	2.4
Other, net........................................................................................	—
Total deferred income tax assets.................................................	$3.3
Valuation allowances....................................................................	—
Deferred tax assets after valuation allowances.........................	$3.3
Deferred tax liabilities
Depreciation of long-lived assets...............................................	$(2.9)
Total deferred income tax liabilities.............................................	$(2.9)
Net deferred income tax asset......................................................	$0.4

In assessing whether deferred tax assets associated with temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes are realizable, the Company considers if it is more likely than not that they will be utilized to offset future taxable income during the periods in which those temporary differences become deductible for income tax purposes. As of December 31, 2023 the Company had deferred tax assets related to net operating loss ("NOL") carryforwards for certain foreign subsidiaries.

Interest and penalties associated with uncertain tax positions are classified and reported as a component of the income tax provision on the Consolidated Statement of Operations, and as a long-term liability on the Balance Sheet. Uncertain tax positions and associated interest and penalties were not material to the Company’s financial statements for 2023.

6. INVENTORIES

The components of inventories at December 31, 2023 were as follows:

(in millions)	December 31, 2023
Finished goods...................................................................	$124.4
Work-in-process................................................................	6.0
Raw materials......................................................................	22.5
Reserves..............................................................................	(13.0)
Inventories..........................................................................	$139.9

7. PROPERTY, PLANT AND EQUIPMENT

The components of property, plant, and equipment at December 31, 2023 were as follows:

(in millions)	December 31, 2023
Land.....................................................................................	$6.4
Buildings and leasehold improvements..........................	24.9
Machinery and equipment................................................	175.2
Projects in progress...........................................................	11.7
218.2
Accumulated depreciation................................................	(144.1)
Property, plant and equipment, net.................................	$74.1

Total depreciation expense for property, plant, and equipment was $15.5 million for the year ended December 31, 2023.

8. INTANGIBLE ASSETS AND GOODWILL

The components of acquired intangible assets at December 31, 2023 were as follows:

(in millions)	December 31, 2023
Customer Relationships.......................	$11.6
Trademarks.............................................	4.4
Noncompetition agreement..................	0.8
Developed Technology........................	0.3
Total amortizable intangibles...............	17.1
Less: accumulated amortization..........	(13.5)
Net intangible assets............................	$3.6

The weighted average amortization period remaining for intangible assets are as follows: customer relationships – 2.3 years; and trademarks – 1.1 years. Total amortization expenses for intangible assets was $1.4 million for the year ended December 31,

2023. The estimated annual future amortization expense for intangible assets for the next five years succeeding 2023 is as follows: 2024 - $1.1 million, 2025 - $0.7 million, and 2026 - 2028 - $0.3 million.

The Company has goodwill of $5.1 million as of December 31, 2023. Goodwill relates to our acquisition of the Marastar business. There are no accumulated impairment losses of goodwill at December 31, 2023.

9. ACCRUED EXPENSES

Accrued expenses consisted of the following at December 31, 2023:

(in millions)	December 31, 2023
Accrued compensation and benefits..............................	$5.9
Incentive bonus.................................................................	15.1
Rebates................................................................................	7.0
Legal and professional......................................................	0.7
Workers' Compensation....................................................	1.3
Operating lease liabilities..................................................	7.5
Other accrued expenses....................................................	0.6
Total accrued expenses.....................................................	$38.1

10. DEBT

Debt consists of the following at December 31, 2023:

(in millions)	December 31, 2023
Term loan.............................................................................	$—
Asset based lending facility.............................................	95.0
Finance lease......................................................................	0.5
Less unamortized discount and debt issuance costs...	4.3
Total debt............................................................................	91.2
Less short-term portion of debt.......................................	0.4
Long term portion of debt.................................................	$90.8

Asset Based Lending Agreement: On July 8, 2022, the Company entered into an ABL Credit Agreement with TCG Senior Funding LLC (“Carlyle”), which provides for a five-year $55 million revolving credit facility (the “Carlyle ABL Facility”) and term loan proceeds of $220 million (the “Carlyle Term Loan Facility”, and together with the Carlyle ABL Facility, “Carlyle Loan Facility”). The Carlyle ABL Facility was paid in full on November 9, 2023.

On November 9, 2023, the Company and certain of its affiliates entered in to an ABL Credit Agreement with Ally Bank (“Ally”), as administrative agent, collateral agent, swingline lender and an L/C issuer. The ABL Credit Agreement provides for an aggregate commitment in the amount of $200 million, which consists of a revolving credit facility in the amount of $185 million (“New ABL Facility”) and a first-in-last-out revolving credit facility in the amount of $15 million (“FILO Loan”, and together with the New ABL Facility, “Ally Loan Facility”). Borrowings under the Ally Loan Facility is collateralized with substantially all eligible trade receivables, eligible inventory, appraised value of eligible machinery and equipment owned by the Company’s US and Canadian operations (collectively “Borrowing Base”).

Availability under the Ally Loan Facility is calculated as the Borrowing Base minus the total revolving credit outstanding as of any time of determination. There was $52.0 million available on the Ally Loan Facility at December 31, 2023.

Borrowings under Ally ABL Facility bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus 175 basis points; (ii) if a SOFR Rate Loan, at the secured overnight financing rate (“SOFR”) plus 275 basis points; (iii) if a Base Rate FILO Loan, at the Base Rate in effect from time to time, plus 350 basis points, and (iv) if a SOFR Rate FILO Loan, at the

SOFR plus 450 basis points. The Company had borrowings of $95.0 million on the Ally Loan Facility as of December 31, 2023. The average interest rate was 8.38% at December 31, 2023. Interest accrues from the date the Revolver Loan is advanced or the Obligation is incurred or due and payable, until paid by the Company. In addition to paying interest on outstanding principal balances under the credit facility, the Company is required to pay a commitment fee to the lenders equal to 0.5% per annum of the unutilized commitments.

Unamortized deferred financing costs related to the Ally Loan Facility of $4.3 million as of December 31, 2023 was included in the long-term portion of debt.

Term Loan Facility: On July 8, 2022, the Company entered into an ABL Credit Agreement with Carlyle providing for term loan proceeds of $220 million. Borrowings under the Carlyle Term Loan Facility bear same interest rate as borrowings under the Carlyle ABL Facility. The Carlyle Term Loan Facility was paid in full on November 9, 2023.

	December 31, 2023
	Principal	Unamortized Discount and Debt Issuance Costs
Term Loan........................................................................	$—	$—
Asset Based Lending Facility...........................................	95.0	4.3
	$95.0	$4.3

Covenants and Limitations: Under the Company’s debt and credit facilities, the Company is required to meet various covenants and limitations, including certain leverage ratios, fixed charge coverage ratios, and limits on outstanding debt balances held by certain subsidiaries. We were in compliance with all covenants and limitations as of December 31, 2023.

Letters of Credit: During the normal course of business, the Company enters into commitments in the form of letters of credit to provide financial and performance assurance to third parties. As of December 31, 2023 the Company had $4.4 million letters of credit outstanding.

11. COMMITMENTS AND CONTINGENCIES

Leases
The Company has leases primarily for its distribution centers, offices and certain equipment. The Company recognizes on the balance sheet a lease liability and a right of use asset for leases with a term greater than one year for both operating and finance leases.

The amounts of lease liability and right of use asset are determined at lease commencement and are based on the present value of the lease payments over the lease term. As most of the Company's leases do not provide an implicit rate, the Company determines the appropriate incremental borrowing rates based on the information available at implementation date or lease commencement date for leases involving real properties. For leases related to personal properties, the Company uses risk free rates based on the information available at implementation date or lease commencement date in determining the present value of lease payment. Leases with contractual periods greater than one year and that do not meet the finance lease criteria are classified as operating leases. Leases with an initial term of one year or less are expensed on a straight-line basis over the lease term and recorded in short-term lease expense.

Certain real estate leases contain one or more options to terminate or renew, with terms that can extend the lease term from one to twenty years. Options that the Company is reasonably certain to exercise are included in the lease term.

The lease expense by type consisted of the following:

(in millions)	2023
Operating lease expense............................................	$8.9
Short-term lease expense...........................................	5.0
Finance Lease:
Amortization of right of use assets.........................	0.4
Interest on lease liabilities.........................................	—
Total lease cost	$14.3

Operating and finance lease right of use assets and lease liabilities follow:

(in millions)	December 31, 2023
Opertaing leases:
Operating lease right-of-use assets ........................	$95.1
Accrued expenses......................................................	7.5
Operating lease liabilities - long-term .....................	89.8
Total operating lease liabilities.............................	$97.3
Finance leases:
Finance lease right-of-use assets............................	$0.7
Short-term borrowings...............................................	0.4
Long-term borrowings...............................................	0.1
Total finance lease liabilities.................................	$0.5
The weighted average remaining lease term in years and discount rates follows:

2023
Weighed average remaining lease term:
Operating leases	14.3
Finance leases	2.9

Weighed average discount rates:
Operating leases	9.2%
Finance leases	2.3%

Lease payment amounts in each of the next five years as of December 31, 2023, follow:

	Operating Lease	Finance Lease
2024............................................	$15.9	$0.4
2025............................................	13.5	0.1
2026............................................	13.0	0.1
2027............................................	12.7	0.1
2028............................................	11.8	0.1
Later years.................................	126.3	—
Total lease payments	193.2	0.8
Less: imputed interest	95.9	0.1
Total lease liabilities	$97.3	$0.7

Cash paid for amounts included in the measurement of lease liabilities follows:

(in millions)	2023
Operating cash flows for operating leases.................	$8.0
Financing cash flows for finance leases.....................	0.4

During 2023, we executed a sale-leaseback transaction for our manufacturing facilities located at Aiken, South Carolina, Clinton, Tennessee and Jackson, Tennessee, as well as our distribution center in Slinger, Wisconsin for net sales proceeds of $76.2 million. The transaction qualified for sale-leaseback accounting in accordance with ASC 842. Concurrently with the sale, we entered into an operating leaseback agreement with an initial lease term of 20 years and two 10-year renewal options. We recognized a gain related to the execution of the sale transaction of $56.2 million in 2023, which was recorded in other income, net on the consolidated statement of operations and comprehensive income.

Workers’ Compensation, General Liability, and Property Claims

The Company maintains occurrence-based insurance contracts with certain insurance carriers for workers’ compensation, medical and dental, general liability, and property claims up to applicable retention limits. Retention limits are $0.5 million per occurrence for general liability, $0.5 million per occurrence for workers’ compensation, $1.0 million per occurrence for property, and up to $0.5 million for medical claims. The Company is insured for losses in excess of these limits. The Company had accrued expenses (Note 9) related to workers’ compensation of $1.3 million for the year ended December 31, 2023.

Litigation

From time-to-time the Company may be involved in various legal actions arising in the normal course of business. In the opinion of management, the ultimate outcome of such actions, either individually or in the aggregate, will not have a material adverse effect on the combined balance sheet, results of operations for a particular period or annual operating cash flows of the Company.

Insurance Claims

On December 10, 2020, a fire broke out at our Clinton, Tennessee tire manufacturing facility and seriously damaged our number one mixer and related accessories. The Company filed a claim with our insurance carriers and worked closely with the carriers and claim adjusters to ascertain the full amount of insurance proceeds due to the Company under the policies. The Company’s insurance policies cover the repair or replacement of the Company’s assets that suffered loss or damage, with a deductible under these policies of $1.0 million. The policies include coverage for the interruption to the Company’s business, including lost profits. Furthermore, the policies reimburse the Company for other expenses and costs incurred relating to the damages and losses incurred.

On July 29, 2022, the Company reached a settlement with the insurance carriers for all property and business interruption claims. As of December 31, 2023, the Company has received all insurance proceeds in full.

12. RELATED-PARTY TRANSACTIONS

The Company and its subsidiaries entered into a management services agreement with AIP pursuant to which AIP provides management services to the Company and its subsidiaries. Pursuant to the agreement, AIP is reimbursed for expenses it incurs in connection with providing management services. The Company incurred expenses of $6.0 million related to work AIP performed in assisting our business or expenses AIP paid on our behalf during the year ended December 31, 2023. No amounts due to AIP were outstanding at December 31, 2023.

13. CONDENSED CONSOLIDATING FINANCIAL INFORMATION OF SUBSIDIARY GUARANTORS

The obligations of the Company under its Ally Loan Facility are guaranteed by the Company’s 100% owned domestic and Canadian subsidiaries (the “Guarantors”). The guarantees are made fully and unconditionally on a joint and several basis. The Company’s foreign holdings, other than the Company’s Canadian subsidiary, (the “Non-guarantors”) are not guarantors of the Ally Loan Facility. The claims of creditors of Non-guarantor subsidiaries have priority over the rights of the Company to receive dividends or distributions from such subsidiaries.
Presented below is supplementary condensed consolidating financial information for the Company, the Guarantors and the Non-guarantors. The accounting policies of the subsidiary guarantors are the same as those described in the Summary of Significant Accounting Policies (see Note 3).

	Condensed Consolidating Statements of Operations and Comprehensive Income (Loss)
	For the Year Ended December 31, 2023
(Dollars in millions)	Guarantor	Non-Guarantor	Elimination	Consolidated
Net revenues	$595.3	$243.5	$(223.6)	$615.2
	—	—
Costs and expenses
Cost of goods sold	461.8	231.9	(223.6)	470.1
Selling and administrative expenses	79.4	4.9	—	84.3
Research and development expenses	2.7	0.5	—	3.2
Other expenses	(56.1)	—	—	(56.1)
Earnings before interest and income taxes	107.5	6.2	—	113.7
Interest expense, net	33.8	—	—	33.8
Income (loss) from equity investment	3.5	—	(3.5)	—
Income (loss) before income taxes	77.2	6.2	(3.5)	79.9
Income tax expense	3.3	2.7	—	6.0
Net income (loss)	$73.9	$3.5	$(3.5)	$73.9
Other comprehensive income (loss)
Change in foreign currency translation	1.7	0.8	(0.8)	1.7
Comprehensive income (loss)	$75.6	$4.3	$(4.3)	$75.6

	Condensed Consolidating Balance Sheet
	December 31, 2023
(in millions)	Guarantor	Non-Guarantor	Elimination	Consolidated
Assets
Current assets:
Cash and cash equivalents	$16.8	$2.6	$—	$19.4
Accounts receivable, net	67.6	3.4	—	71.0
Inventories, net	125.3	14.6	—	139.9
Prepaid expenses and other current assets	1.7	1.8	—	3.5
Total current assets	211.4	22.4	—	233.8

Property, plant and equipment, net	39.0	35.1	—	74.1
Other intangible assets, net	3.6	—	—	3.6
Goodwill	5.1	—	—	5.1
Investment in equity subsidiaries	146.6	—	(146.6)	—
Operating lease right-of-use assets	94.2	0.9	—	95.1
Finance lease right-of-use assets	0.7	—	—	0.7
Deferred income taxes	2.5	0.8	—	3.3
Intercompany receivables	—	109.5	(109.5)	—
Total assets	$503.1	$168.7	$(256.1)	$415.7

Liabilities and Members' Equity
Current liabilities:
Accounts payable	$49.6	$17.1	$—	$66.7
Accrued expenses	36.9	1.2	—	38.1
Short term debt, net	0.4	—	—	0.4
Total current liabilities	86.9	18.3	—	105.2

Deferred income taxes	—	2.9	—	2.9
Operating lease liabilities	88.9	0.9	—	89.8
Long-term debt, net	90.8	—	—	90.8
Intercompany payables	109.5	—	(109.5)	—
Total liabilities	376.1	22.1	(109.5)	288.7

Members' equity:
Members' equity units	132.4	79.4	(79.4)	132.4
Retained (deficit) earnings	2.4	65.2	(65.2)	2.4
Accumulated other comprehensive (loss) income	(7.8)	2.0	(2.0)	(7.8)
Total members' equity	127.0	146.6	(146.6)	127.0
Total liabilities and members' equity	$503.1	$168.7	$(256.1)	$415.7

	Consolidating Condensed Statement of Cash Flows
	For the Year Ended December 31, 2023
(Dollars in millions)	Guarantor	Non-Guarantor	Elimination	Consolidated
Operating activities
Net income (loss)	$73.9	$3.5	$(3.5)	$73.9
Reconciliation of net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	12.4	4.5	—	16.9
Debt Extinguishment	6.5	—	—	6.5
Gain on property and equipment damaged in fire	—	(0.1)	—	(0.1)
Gain on sale-leaseback transaction	(56.2)	—	—	(56.2)
Deferred taxes	0.9	(0.2)	—	0.7
Lease expenses	1.2	(0.1)	—	1.1
Income from equity investment	(3.5)	—	3.5	—
Changes in assets and liabilities:
Accounts receivables	17.3	0.1	—	17.4
Inventories	(0.6)	(1.2)	—	(1.8)
Accounts payable and accrued expenses	5.5	(1.7)	—	3.8
Other assets and liabilities	0.8	0.3	—	1.1
Net cash provided by operating activities	58.2	5.1	—	63.3

Investing activities
Capital expenditures	(11.8)	(4.1)	—	(15.9)
Proceeds from sale of building	76.4	—	—	76.4
Net transfers to guarantor	—	(4.2)	4.2	—
Net cash used in investing activities	64.6	(8.3)	4.2	60.5

Financing activities
Repayment of term loan	(217.3)	—	—	(217.3)
Borrowings (repayments) of asset based lending facility, net	95.0	—	—	95.0
Payments under finance lease obligations	(0.4)	—	—	(0.4)
Origination costs for term loan	(4.5)	—	—	(4.5)
Repayments of members equity units	(0.1)	—	—	(0.1)
Distributions to members	(29.2)	—	—	(29.2)
Net transfers from non-guarantor	4.2	—	(4.2)	—
Net cash provided by financing activities	(152.3)	—	(4.2)	(156.5)

Effect of exchange rate changes on cash	1.7	—	—	1.7
Change in cash and cash equivalents	(27.8)	(3.2)	—	(31.0)
Cash and cash equivalents
Beginning of period	44.6	5.8	—	50.4
End of period	$16.8	$2.6	$—	$19.4

Noncash financing activities
Equity investment for term loan	$89.0	$—	$—	$89.0
Capital lease obligations incurred for use of equipment	$0.3	$—	$—	$0.3

Supplemental disclosures of cash flow information:
Cash paid for interest	$27.9	$—	$—	$27.9
Cash paid for taxes	$3.4	$2.5	$—	$5.9

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

	2023
(in millions)	First	Second	Third	Fourth	Year
Net revenues..............................................................	$177.1	$162.2	$145.6	$130.3	$615.2
Cost of goods sold...................................................	142.8	123.0	106.6	97.7	470.1
Gross profit................................................................	34.3	39.2	39.0	32.6	145.1
Selling and administrative expenses......................	19.3	19.2	22.4	23.4	84.3
Research and development expenses....................	0.8	0.8	0.9	0.7	3.2
Other (income) expense, net....................................	(0.6)	0.8	0.2	(56.5)	(56.1)
Earnings before interest and income taxes............	14.8	18.4	15.5	65.0	113.7
Interest expense, net.................................................	6.3	6.5	8.1	12.9	33.8
Earnings before income taxes......................	8.5	11.9	7.4	52.1	79.9
Income tax expense...................................................	2.1	1.8	1.5	0.6	6.0
Net income..................................................................	$6.4	$10.1	$5.9	$51.5	$73.9

15. SUBSEQUENT EVENTS

On February 29, 2024, the Company, along with all of its subsidiaries, was acquired by Titan International, Inc. ("Titan") for a purchase price of $296.2 million consisting of $168.7 million in Titan’s stock based on the previous 45-day average price and $127.5 million in cash pursuant to an agreement dated February 29, 2024, and subject to agreed upon working capital target and escrow provisions. Titan is a global wheel, tire and undercarriage industrial manufacturer and supplier that services both original equipment manufacturers and aftermarket customers across the globe in the agricultural, earthmoving/construction, and consumer markets.

In conjunction with Titan’s acquisition of the Company, the Ally ABL Facility was paid off in full, all outstanding Incentive Units became fully vested, and the management service agreement between the Company and AIP was terminated as of February 29, 2024.